Exhibit 99.1

Netfin Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing on or about August 14, 2019

NEW YORK, NY August 12, 2019 -- Netfin Acquisition Corp. (Nasdaq: NFINU) (“Netfin” or the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 25,300,000 units completed on August 2, 2019 (the “offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about August 14, 2019. Any units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “NFINU”, and each of the Class A ordinary shares and warrants will separately trade on Nasdaq under the symbols “NFIN” and “NFINW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Netfin Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, the Company intends to focus its search for targets in the financial technology, technology and financial services industries, including those engaged in commercial, online and mobile banking and payments, trade finance and telecommunications, that offer a differentiated technology platform and product suite for interfacing with the financial services sector.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from B. Riley FBR, Inc., Attn: Prospectus Department, 1300 17th Street North, Suite 1300, Arlington, VA 22209; by calling toll-free (800) 846-5050 or by sending an e-mail to: prospectuses@brileyfbr.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Netfin, including those set forth in the Risk Factors section of the Company's registration statement for Netfin's initial public offering filed with the U.S. Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. Netfin undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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CONTACT:

Marat Rosenberg

t. (972) 979-5995

e. marat.rosenberg@netfinspac.com